Exhibit 3(d)

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ACCESS WORLDWIDE COMMUNICATIONS, INC.

ACCESS WORLDWIDE COMMUNICATIONS, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of this corporation is ACCESS WORLDWIDE COMMUNICATIONS, INC. ACCESS WORLDWIDE COMMUNICATIONS, INC. was originally incorporated under the name of TELEPHONE ACCESS, INC., and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on August 11, 1983.

2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation. The Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of Access Worldwide Communications, Inc. and approved by the stockholders at the regularly scheduled annual meeting of the stockholders of said corporation.

3. The text of the Amended and Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

FIRST: The name of the Corporation is Access Worldwide Communications, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808, which address is located in the County of New Castle, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

THIRD: The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporations Law of the State of Delaware.

FOURTH: The total number of shares of capital stock, which the Corporation shall have authority to issue is 1,000,000 shares of Preferred Stock, $.01 par value per share (the “Preferred Stock”), and 100,000,000 shares of common stock, $.01 par value per share (the “Common Stock”). The powers, designations, preferences and relatives, participating, optional or other special rights, qualifications, limitations or restrictions of the Preferred Stock and Common Stock shall be as follows:

I. Common Stock

1. The Corporation hereby constitutes one class of Common Stock as follows:

(a) An aggregate of 100,000,000 shares of Common Stock are hereby constituted as a class designated as “Common Stock.”

(b) With respect to all matters upon which holders of Common Stock are entitled to vote or to which holders of Common Stock are entitled to give consent, every holder of Common stock shall be entitled to one vote in person or by proxy for each share of Common Stock standing in his name on the transfer books of this corporation.

(c) Except as otherwise provided herein, the provisions of this Certificate of Incorporation shall not be modified, revised, altered or amended, repealed or rescinded in whole or in part, without the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock.

(d) Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation as may be amended from time to time, holders of Common Stock shall be entitled to such dividends and other distributions in cash, stock or property of this corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of this corporation legally available.

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(e) Except as otherwise required by the Delaware General Corporation Law or as otherwise provided in this Certificate of Incorporation, each share of the Common Stock shall have identical powers, preferences and rights, including rights in liquidation.

(d) Preferred Stock

1. (a) Shares of Preferred Stock may be issued by the Corporation from time to time as shares of one or more series of Preferred Stock, and in the resolution or resolutions providing for the issuance of shares of each particular series, before issuance, the Board of Directors of the Corporation is expressly authorized to fix:

(i) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

(ii) the rate of dividends payable on such series, whether or not dividends shall be cumulative, the date or dates from which dividends shall accrue and, if cumulative, the relationship which such dividends shall bear to dividends payable on any other series;

(iii) whether or not the shares of such series shall be subject to redemption by the Corporation and, if so, the times, prices and other terms and conditions of such redemption;

(iv) whether or not the shares of such series shall be subject to the operation of a sinking fund or a fund of a similar nature and, if so, the terms thereof;

(v) the rights of the shares of each series in case of liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or upon any distribution of its assets;

(vi) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other series or class of stock of the Corporation and, if so, the terms of conversion or exchange;

(vii) whether or not the shares of such series shall have voting rights in addition to voting rights provided by law and in paragraph 5 below and, if so, the nature and extent thereof; and

(viii) the consideration to be received by the Corporation for the shares of such series.

(b) The shares of the Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from which dividends thereon shall accrue or be cumulative.

(c) In case the stated dividends and the amounts if any, payable on liquidation, dissolution or winding up of the Corporation are not paid in full, the shares of each series of the Preferred Stock, after the payment in full of such dividends and amounts to all series of the Preferred Stock ranking senior to such series and before any payment to any series ranking junior thereto, shall share ratably in accordance with the sums which would be payable on said shares if all dividends were declared an paid in full, and in any distribution of assets other than by way of dividends, in accordance with the sums which would be payable on such distribution of all sums payable were discharged in full.

(d) Upon the issuance of any series of Preferred Stock, a certificate setting forth the resolution or resolutions (including the designation, description and terms of such series) adopted by the Board of Directors with respect to such series shall be made and filed in accordance with the then applicable requirements, if any, of the laws of the State of Delaware, or, if no certificate is then so required, such certificate shall be signed and acknowledged on behalf of the Corporation by its President or a Vice President, and its corporate seal shall be affixed thereto and attested by its Secretary or an Assistant Secretary, and such certificate shall be filed and kept on file at the principal office of the Corporation in the State of Delaware or at such other place or places as the Board of Directors shall designate.

2. The holders of each series of the Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds of the dividends in cash at the annual rate for such series provided by the Board of Directors in the certificate made pursuant to subparagraph (d) of paragraph 1 above with respect to such series, before any dividends, other than dividends payable in shares of Common Stock to all holders of Common Stock, shall be declared and paid upon or set apart from the holders of any series of the Preferred Stock ranking junior to such series as to dividends or of any Junior Stock (as hereinafter defined), payable in respect of each calendar quarter on a date, which shall be provided by the Board of Directors in

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such certificate with respect to such series, within fifty (50) days following the end of such quarter. Such dividends on the Preferred Stock shall be payable to holders of such series of record on the date; not exceeding fifty (50) days preceding the dividend payment date, fixed for such purpose by the Board of Directors with respect to such series in advance of the payment of each particular dividend.

3. If so provided by the Board of Directors in the certificate made pursuant to subparagraph (d) of paragraph 1 above with respect to any series of the Preferred Stock, the Corporation may redeem the whole or any part of such series, at such time or times and from time to time at such redemption price or prices as may be provided by the Board of Directors in such certificate and otherwise upon the terms and conditions fixed by the Board of Directors in such certificate for any such redemptions.

4. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of each series of the Preferred Stock then outstanding shall be entitled to receive, after the payment in full of all amounts to which the holders of all series of the Preferred Stock ranking senior thereto are entitled, out of the assets of the Corporation, before any series of Preferred Stock ranking junior to such series upon liquidation, dissolution or winding up of the Corporation, or of any Junior Stock, the amount, if any for each share provided by the Board of Directors in the certificate made pursuant to subparagraph (d) of paragraph 1 of this subsection II above. If payment shall have been made in full to the holders of each series of the Preferred Stock, the remaining assets of the Corporation shall be distributed among the holders of Junior Stock, according to their respective rights and preferences and pro rata in accordance with their respective holdings.

5. On all matters with respect to which holders of the Preferred Stock or of certain series thereof are entitled to vote as a single class, each holder of Preferred Stock afforded such class voting right shall be entitled to one vote for each share held.

6. For purposes of this Article FOURTH, the term “Junior Stock,” shall mean the Common Stock and any other class of Stock of the Corporation hereafter authorized which shall rank junior to all series of the Preferred Stock as to all dividends or preference on dissolution, liquidation, or winding up of the Corporation.

7. Subject to all rights of the Preferred Stock, dividends may be paid on the Common Stock as and when declared by the Board of Directors of the Corporation out of any funds of the Corporation legally available for the payment thereof.

8. After payment shall have been made in full to the holders of the Preferred Stock in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, the remaining assets of the Corporation shall be distributed to the holders of the Common Stock on a pro rata basis.

9. Unless the Board of Directors shall provide in any certificate made pursuant to subparagraph (d) of paragraph 1 of this Subsection II above with respect to a series of the Preferred Stock that the holders of shares of such series shall have voting rights for the election of directors and for all other purposes, the holders of the Common Stock shall possess full voting power for the election of directors and for all other purposes, each holder of Common Stock entitled to vote being entitled to one vote for each share of Common Stock held of record by such holder.

(e) Series 1998 Preferred Stock

Preferred Stock, Series 1998 is the outstanding Preferred Stock designated by the Corporation. The designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such class, and the qualifications, limitations or restrictions thereof are as follows:

(1) Designation and Amount.

An aggregate of 40,000 shares of Preferred Stock, $0.01 par value, of the Corporation, are hereby constituted as a class designated as “Preferred Stock, Series 1998.” Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of such class to a number less than the number of shares of such class then outstanding plus the number of shares of such class reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into shares of such class.

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(2) Dividends.

Holders of shares of Preferred Stock, Series 1998 will be entitled to received per share cash dividends and non-cash distributions equal to the product of (x) 8.33 and (y) any per share dividends and distributions paid on shares of the Common Stock, payable on the same dates as dividends or distributions are paid on the Common Stock. Each dividend or distribution will be payable to holders of record of the Preferred Stock, Series 1998 on a date selected by the Board of Directors which is the same date as the record date for the payment of the related dividend or distribution on the Common Stock. Any dividend paid or distribution made with regard to shares of Preferred Stock, Series 1998 will be paid or made on an equal per share basis with regard to each outstanding share of Preferred Stock, Series 1998.

(3) Liquidation, Dissolution or Winding Up.

The amount payable on the Preferred Stock, Series 1998 in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be $100 per share plus an amount equal to all dividends per share theretofore declared but unpaid. The merger or consolidation of the Corporation into or with another corporation, the merger or consolidation of any other corporation into or with the Corporation, or the sale, transfer, mortgage, pledge or lease of all or substantially all the assets of the Corporation shall not be deemed to be a liquidation, dissolution or winding up of the Corporation.

(4) Redemption.

(a) Any then outstanding shares of Preferred Stock, Series 1998 shall be redeemed by the Corporation upon (x) the closing of the sale to the public by the Corporation of shares of its capital stock pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended (other than a Registration Statement on Form S-8 or S-14 or other similar form and other than the initial public offering of the Corporation’s Common Stock pursuant to the Corporation Registration statement on Form S-1, Registration No. 333-38845), (y) a Change of Control (as defined herein) or (z) the achievement by the Corporation of after tax net income (without taking into account any extraordinary items and as conclusively shown on the “Corporation’s financial statements) aggregating not less than $10 million over any four consecutive calendar quarters. The price at which such stock shall be redeemed shall be $100 per share plus an amount equal to all dividends per share theretofore declared but unpaid. Such redemption shall be effected in the manner and with the effect as provided in paragraph (b) hereof.

(b) Notice of any redemption specifying the date fixed for said redemption and the place where the amount to be paid upon redemption is payable shall be mailed, postage prepaid, at least 30 days, but not more than 60 days, prior to said redemption date to the holders of record of the Preferred Stock, Series 1998 at their respective addresses as the same shall appear on the books of this Corporation. If such notice of redemption shall have been mailed, and if on or before the redemption date specified in such notice all funds necessary for such redemption shall have been set aside by the Corporation separate and apart from its other funds, in trust for the account of the holders of the shares to be redeemed (and so as to be and continue to be available therefore), then, on and after said redemption date, notwithstanding that any certificate for shares of the Preferred Stock, Series 1998 so called for redemption shall not have been surrendered for cancellation, the shares represented thereby so called for redemption shall be deemed to be no longer outstanding, the right to receive dividends thereon shall cease to accrue, and all rights with respect to such shares of the Preferred Stock, Series 1998 so called for redemption shall forthwith cease and terminate, except only the right of the holders thereof to receive out of the funds so set aside in trust, the amount payable on redemption thereof, but without interest. However, if such notice of redemption shall have been so mailed, and if prior to the date of redemption specified in such notice said funds shall be deposited in trust for the account of the holders of the shares to be redeemed (and so as to be and continue to be available therefore), with a bank or trust company named in such notice doing business in the Borough of Manhattan in the City of New York and having Capital, surplus and undivided profits of at least $50,000,000, thereupon and without awaiting the redemption date, all shares of Preferred Stock, Series 1998 with respect to which such notice shall have been mailed and such deposit shall have been so made shall be deemed to be no longer outstanding, and all rights with respect to such shares of Preferred Stock, Series 1998 shall forthwith, upon such deposit in trust, cease and terminate, except only the right of the holders thereof on or after the redemption thereof, but without interest. In case the holders of shares of Preferred Stock, Series 1998 which shall have been redeemed shall not within three years after the redemption date claim any amount so deposited in trust for the redemption of such shares, such bank

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or trust company shall, upon demand, pay over to the Corporation any such unclaimed amount so deposited with it, and shall thereupon be relieved of all responsibility in respect thereof, and thereafter the holders of such shares shall look only to the Corporation for payment of the redemption price thereof, but without interest.

(c) For purposes hereof, “Change of Control” means (i) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities and Exchange Act of 1934, as amended (the “1934 Act”)) of 50% or more of the outstanding shares of securities the holders of which are generally entitled to vote for the election of directors of the Corporation (including securities convertible into, or exchangeable for, such securities or rights to acquire such securities or securities convertible into, or exchangeable for such securities, “Voting Stock”), on a fully diluted basis, by a Person or group of Persons (within the meaning of Section 13 or 14 of the 1934 Act); (ii) any merger, consolidation, combination or similar transaction of the Corporation, with or into any other Person, whether or not the Corporation is the surviving entity in any such transaction, if, immediately after such transaction, the stockholders of the Corporation immediately prior to such transaction shall in the aggregate hold less than 50% of the outstanding equity interests in the entity surviving such merger, consolidation, combination or similar transaction; (iii) any sale, lease, assignment, transfer or other disposition of the beneficial ownership in all or substantially all of the property, business or assets of the Corporation; (iv) a Person, other than the current stockholders of the Corporation, obtains, directly or indirectly, the power to direct or cause the direction of the management or policies of the Corporation, whether through the ownership of capital stock, by contract or otherwise, or (v) any liquidation, dissolution or winding up of the Corporation.

“Junior Stock” shall mean the Common Stock of the Corporation, any other stock over which the Preferred Stock, Series 1998 has a preference as to payment of dividends or as to distribution of assets and any securities of whatever form which are convertible into or exchangeable for Junior Stock.

(5) Amendment.

The consent of the holders of at least two-thirds of the outstanding shares of the Preferred Stock, Series 1998, given in person or by proxy, either in writing or at a special meeting called for that purpose, shall be necessary to effect or validate any one or more of the following:

(a) the authorization of, or any increase in the authorized amount of, any additional class of stock of the Corporation ranking prior to or on a parity with the Preferred Stock, Series 1998; or

(b) the amendment, change or alteration of the Certificate of Incorporation of the Corporation so as to affect adversely the rights or preferences of the Preferred Stock, Series 1998 or the holders thereof.

(6) Limitations.

The shares of Preferred Stock, Series 1998 shall not have any voting powers except as set forth herein or as otherwise required by law and, except as set forth herein, designations, preferences or relative, participating, operating or other special rights, qualification, limitations or restrictions.

(7) Priority.

The Preferred Stock, Series 1998 shall be pari passu with the Common Stock of the Corporation with respect to the payment of dividends, (on the basis set forth herein) and shall be senior to the Junior Stock of the Corporation in all other respects including, but not limited to, redemption, liquidation, dissolution, winding up or any other preferences or rights.

FIFTH: Subject to the provisions of the General Corporation Law of the State of Delaware, the number of Directors of the Corporation shall be determined as provided by the Corporation’s By-Laws.

SIXTH: To the fullest extent permitted by Section 145 of the Delaware General Corporation Law, or any comparable successor law; as the same may be amended and supplemented from time to time, the Corporation (i) may indemnify all persons whom it shall have power to indemnify thereunder from and against any and all of the expenses, thereunder from and against any and all of the expenses, liabilities or other matters referred to in or covered thereby, (ii) shall indemnify each such person if he is or is threatened to be made a party to an action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the Corporation while a director, officer, employee or agent of the Corporation, and (iii) shall pay the expenses of such a current or former

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director, officer, employee or agent incurred in connection with any such action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those entitled to indemnification or advancement of expenses may be entitled under any by-law, agreement, contract or vote of stockholders or disinterested directors or pursuant to the direction (however embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

SEVENTH: In furtherance and not in limitation of the general powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the Corporation, except as specifically stated therein.

EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of § 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of § 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

NINTH: Except as otherwise required by the laws of the State of Delaware, the stockholders and directors shall have the power to hold their meetings and to keep the books, documents and papers of the Corporation outside of the State of Delaware, and the Corporation shall have the power to have one or more offices within or without the State of Delaware, at such places as may be from time to time designated by the By-Laws or by resolution of the stockholders or directors. Elections of directors need not be by ballot unless the By-Laws of the Corporation shall so provide.

TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ELEVENTH: A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends or unlawful stock purchases under § 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of Delaware is amended to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

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IN WITNESS WHEREOF, the Corporation caused its corporate seal to be hereunto affixed and this Amended and Restated Certificate of Incorporation to be signed by Shawkat Raslan, its President, Chairman and Chief Executive Officer, and attested by Mark Wright, its Secretary, this 23rd day of May, 2007.

ACCESS WORLDWIDE COMMUNICATIONS, INC.

Signature:	/s/ Shawkat Raslan

Shawkat Raslan
Chairman, President and Chief Executive Officer

ATTEST:

Signature:	/s/ Mark Wright

Mark Wright
Secretary

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